THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE PURCHASER.

AGREEMENT FOR THE EXCHANGE OF STOCK

THIS AGREEMENT is made and entered into this 2nd day of October 2026, by and between Aibotics Inc, a Nevada corporation (the “Purchaser”), and the members of EMPULSER ENTERPRISES LLC, a limited liability company organized under the laws of Wyoming (the “Empulser Members”) and EMPULSER ENTERPRISES LLC (“Empulser”).

In consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, and with the intent that, upon consummation of the transactions contemplated hereby, on the terms set forth herein, Empulser shall become a wholly owned subsidiary of Purchaser each of the parties hereto agrees as follows:

1. EXCHANGE OF SECURITIES.Subject to the terms and conditions of this Agreement, Purchaser agrees to issue to the Empulser Members, as set forth in Schedule A attached hereto, on a pro-rata basis, that number of duly authorized shares of Purchaser’s Series C Preferred Stock (the “Series C Preferred”) having an aggregate stated value of Twenty-Two Million Dollars ($22,000,000), with the rights, preferences, privileges and limitations set forth in the certificate of designation attached hereto as Exhibit A, in exchange for one hundred percent (100%) of the issued and outstanding membership interests of Empulser such that Empulser shall become a wholly owned subsidiary of Purchaser. The total number of Series C Preferred (the “Acquisition Consideration”) to be issued to the Empulser Members is subject to Section 3 below and shall not exceed the number of shares duly authorized and available for issuance under Purchaser’s governing documents. It is intended that the acquisition shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; provided, that Empulser represents that it has elected (or will elect prior to Closing) to be classified as a corporation for United States federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3. Each party shall use commercially reasonable efforts to cause the transactions contemplated hereby to so qualify and shall not take any action that would reasonably be expected to cause the transactions to fail to so qualify.

2.REPRESENTATIONS AND WARRANTIES OF PURCHASER.   Purchaser represents and warrants to Empulser the following:

(A)Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification. All actions taken by the incorporators, directors, officers and shareholders of Purchaser have been valid and in accordance with the laws of the State of Nevada.

(B)Capital.  The authorized capital stock of Purchaser consists of 7,500,000,000 shares of common stock, $0.0001 par value and 1,500,000 shares of Series B preferred stock, $0.0001 par value. As of September 30, 2026, there are 890,165,334 shares of common stock issued and outstanding and 200,000 shares of Series B Preferred Stock issued and outstanding. All such outstanding shares are fully paid and non-assessable. Except as provided herein or disclosed in Purchaser’s SEC Reports to Purchaser’s knowledge, there are not now, and at Closing there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Purchaser to issue or transfer from treasury any additional shares of its capital stock, unless otherwise set forth in the Purchaser’s SEC Reports.

(C)Ability to Carry Out Obligations.  Purchaser has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Purchaser or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Purchaser  to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Purchaser or upon the securities of Purchaser to be acquired by the members of Empulser.

(D)Full Disclosure.  None of representations and warranties made by the Purchaser, contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(E)Business of the Purchaser. The business of the Purchaser shall continue to be conducted in its ordinary course.

(F)Compliance with Laws.  To the best of its knowledge, Purchaser has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

(G)Litigation.  Purchaser is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation that would reasonably be expected to have a material adverse effect on the Purchaser. To the best knowledge of Purchaser, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Purchaser.  Purchaser is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(H)Corporate Documents. The Company’s filings with the US Securities and Exchange Commission are available at:

https://www.sec.gov/edgar/browse/?CIK=1763329&owner=exclude

(the “SEC Reports”). In addition, Purchaser has made or will make available to Empulser and the Empulser Members such other corporate documents as have been requested by them.

(I)Validity of Documents. All minutes, consents or other documents pertaining to Purchaser to be delivered at or prior to closing shall be valid and in accordance with the laws of the State of Nevada.

(J)Shares.  Except as discussed herein, the shares to be issued pursuant to this Agreement will be, upon issuance, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, Purchaser is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of Purchaser, except as disclosed in its OTC Reports. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

3.        EARN OUT. Upon Empulser achieving the milestones set forth on Schedule 3 during the thirty-six (36) month period following the Closing Date, Purchaser shall release from the Acquisition Consideration the number of shares of Series C Preferred Stock indicated for the applicable milestone to the Empulser Members. A milestone shall be deemed achieved only upon delivery to Purchaser’s Board of Directors of reasonable supporting documentation and written certification by Empulser’s chief executive officer, and Purchaser shall determine in good faith whether the milestone has been achieved within thirty (30) days after receipt of complete documentation or shall deliver written notice to Empulser specifying in reasonable detail the factual basis for any good-faith dispute as to achievement of such Milestone. Purchaser shall not unreasonably withhold, condition or delay confirmation of achievement. If Purchaser does not deliver such written notice within such thirty (30)-day period, the Milestone shall be conclusively deemed achieved, and the applicable portion of the Acquisition Consideration shall automatically be deemed earned and shall be released to the Empulser Members promptly thereafter without further approval or action by Purchaser’s Board. Any undisputed portion of a Milestone or related Acquisition Consideration shall not be withheld pending resolution of any disputed portion. No milestone may be earned more than once. Purchaser may withhold or set off any portion of the Acquisition Consideration otherwise issuable under this Section against any finally determined or undisputed losses arising from a breach of this Agreement by any member of the Empulser Group. Any Acquisition Consideration not earned before expiration of the milestone period shall be automatically cancelled without further consideration.

            4.         REPRESENTATIONS AND WARRANTIES OF EMPULSER. Empulser represents and warrants to Purchaser the following:

(A)Organization.  Empulser is a limited liability company duly organized, validly existing, and in good standing under the laws of Wyoming, has all the necessary powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in each other jurisdiction where the nature of its business requires such qualification.

(B)Capital.  The authorized capital of Empulser consists solely of the membership interests set forth on Schedule A hereto, which Schedule A sets forth a true, complete and correct list of all record and beneficial owners and their respective ownership percentages. All such outstanding membership interests are, as of the date hereof and at Closing, fully paid and non-assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement, and each Empulser Member has good and valid title to the membership interests set forth opposite such Empulser Member’s name on Schedule A. Other than as provided herein or set forth on Schedule A, there are not now, and at Closing there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, profits interests, phantom equity, or other agreements or commitments obligating Empulser  or any Empulser Member to issue, transfer or otherwise dispose of any membership interests or other equity interests of Empulser.None of the outstanding membership interests of Empulser are subject to any voting, transfer restriction or similar agreement other than the Operating Agreement delivered to Purchaser.

(C)Ability to Carry Out Obligations.  Empulser has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Empulser and the performance by Empulser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Empulser or its Members are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Empulser  to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Purchaser or upon the securities of Empulser to be acquired by Purchaser.

(D)       Full Disclosure ; Intellectual Property.None of the representations and warranties made by Empulser contains any untrue statement of a material fact or omits any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading. Empulser owns or has valid and enforceable rights to use all intellectual property and technology used or held for use in its business, free and clear of all liens other than those disclosed in writing to Purchaser. All current and former employees, contractors, founders and other persons who developed material intellectual property for Empulser have executed written agreements assigning to Empulser all of their rights in such intellectual property and protecting confidential information. To Empulser’s actual knowledge after reasonable inquiry, the operation of its business does not infringe, misappropriate or otherwise violate any third party’s intellectual property rights, and no written claim alleging any such infringement, misappropriation or violation is pending or threatened. Empulser has disclosed to Purchaser all material open-source software incorporated into or distributed with its products and has complied in all material respects with the applicable license terms.

                        (E)       Business of Empulser. The business of Empulser shall continue to be conducted in its ordinary course.

(F)     Compliance with Laws.  To the actual knowledge of its managers (after reasonable inquiry), Empulser has complied in all material respects with, and is not in material violation of, any applicable federal, state, local, or foreign statute, law, rule and/or regulation, including applicable export control, economic sanctions, anti-corruption, data privacy, cybersecurity and government contracting laws and regulations. Empulser has not received written notice of any material violation of any such law or regulation that remains unresolved.

                        (G)      Litigation.  Empulser is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Empulser, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Empulser.  Empulser is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(H)       Conduct of Business.  Prior to the Closing, Empulser shall operate its business only in the ordinary course consistent with past practice, preserve its business organization, assets, intellectual property and relationships, and shall not, without Purchaser’s prior written consent:

i.sell, pledge, or assign any assets

ii.amend its Articles of Formation or Operating Agreement,

iii.declare dividends, redeem or sell stock or other securities,

iv.incur any liabilities other than liabilities incurred in the ordinary course of business consistent with past practice and the budget approved by Purchaser, or

v.acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party.

                         (I)       Corporate Documents. Copies of each of the following documents of Empulser, which are true complete and correct in all material respects, have been delivered to Purchaser:

i.Articles of Formation;

ii.Operating Agreement;

iii.Minutes of Members Meetings; and

iv.Minutes of Managers Meetings.

v.Consents signed in lieu or meetings of Members

vi.Consents signed in lieu of meetings of Managers

vii.Financial statements for the period ending September 30, 2026.

viii.Certified Shareholder List

ix.a schedule of all indebtedness and liabilities; and

x.complete records relating to Empulser’s intellectual property, including patent applications, registrations, licenses, invention assignments, confidentiality agreements, source-code rights and open-source software use.

5.INVESTMENT INTENT.Each Empulser Member is acquiring the shares of Purchaser to be issued pursuant to this Agreement for such Empulser Member’s own account for investment and not with a present view toward distribution or resale in violation of applicable securities laws. Each Empulser Member represents and warrants, severally and not jointly, that such Empulser Member: (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; (b) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the investment and can bear the economic risk of a complete loss; (c) has had access to Purchaser’s public reports and an opportunity to ask questions and obtain information concerning Purchaser and the shares; (d) understands that the shares have not been registered under the 1933 Act or applicable state securities laws, are restricted securities and may not be transferred absent registration or an available exemption; (e) has full power and authority to make the investment and enter into this Agreement; and (f) has consulted such legal, tax and financial advisors as such Empulser Member has deemed appropriate and is not relying on Purchaser for legal, tax or investment advice.

6.DOCUMENTS TO BE DELIVERED AT CLOSING.

(A)By Purchaser:

(i)Board of Directors Minutes authorizing the issuance of shares of the Purchaser to be issued pursuant to this Agreement.

(ii)Certificate of Good Standing from the State of Nevada.

(iii) Certificates representing the shares of Purchaser’s Series C Preferred Stock to be issued pursuant to this Agreement, in the names of the Empulser Members as set forth on Schedule A.

(B)By Empulser:

(i)Delivery to Purchaser of assignment documents transferring 100% of the issued and outstanding membership interests of Empulser, in form and substance satisfactory to Purchaser.

(ii)Vote of the Members authorizing the transaction pursuant to this Agreement.

(iii) Certificate of Good Standing from the Wyoming Secretary of State.

(iv)All business and company records of Empulser within Empulser’s or the Empulser Members’ possession or control, including correspondence files, bank statements, income tax returns, checkbooks, account records, minutes and written consents of Members and Managers, financial statements, membership interest records, agreements and contracts, and all intellectual property and technology records, source code, repositories, domain names, administrative credentials, patent and trademark files, invention assignments, license agreements and other materials necessary to operate Empulser’s business.

7. CONDITIONS PRECEDENT TO CLOSING.

(A)Purchaser’s obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfillment to the satisfaction of Purchaser of each of the following conditions at or prior to the Time of Closing:

(i)Each of the Members and Empulser (collectively, the “Empulser Group”) shall have complied with all of their respective covenants and agreements contained in this Agreement; and

(ii)The Empulser Group shall transfer, or will cause to be transferred, to Purchaser one hundred percent (100%) of the issued and outstanding Empulser shares; and

(iii)The representations and warranties of each member of the Empulser Group contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and as of the Time of Closing as though made at the Time of Closing, except that representations and warranties expressly made as of a specified date shall be true and correct as of such date; provided, that any representation or warranty not already qualified by materiality shall be required to be true and correct in all material respects; and

(iv)Empulser shall have delivered to Purchaser audited financial statements for the periods required by Regulation S-X, prepared in accordance with United States generally accepted accounting principles and otherwise in form and substance reasonably satisfactory to Purchaser and Purchaser’s independent registered public accounting firm.

The conditions set forth above are for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

(B)Empulser’s obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfillment to Empulser’s satisfaction of each of the following conditions at or prior to the Time of Closing:

(i)Purchaser shall have complied with all of its covenants and agreements contained in this Agreement; and

(ii)The representations and warranties of Purchaser contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by Purchaser as of the Closing Date; and

(iii) Purchaser shall be current, through the Closing Date, with its filing obligations with the SEC and/or OTC Markets such that it is labeled as “Current” on OTC Markets;

The conditions set forth above are for the exclusive benefit of Empulser and may be waived by Empulser in whole or in part at or before the Time of Closing, as long as such conditions are waived in writing.

8.FINANCING PRIOR TO CLOSING.

(A)From the Effective Date through the date of Closing, Purchaser may, in its sole discretion, provide Empulser with up to $2,000,000 in capital solely for expenditures included in the budget set forth on Schedule 8 and approved in writing by Purchaser. Each advance shall be subject to the execution of the promissory note and related security documents referenced below, the absence of any breach of this Agreement by any member of the Empulser Group, and the continued satisfaction of Purchaser’s closing conditions. Each advance shall constitute a loan secured by a first priority security interest in all of Empulser’s assets.

(B)The Loan Amount shall be subject to the terms and conditions set forth in the promissory note attached hereto as Exhibit [•] and related security documents, each in form and substance satisfactory to Purchaser. Purchaser shall retain a first priority security interest in all of Empulser’s assets until the Loan Amount, together with all accrued interest, fees and other obligations, is paid in full or is expressly converted, assumed or otherwise satisfied pursuant to written documentation executed by Purchaser at Closing. Empulser shall execute and deliver all financing statements, intellectual property security filings and other documents reasonably requested by Purchaser to evidence, perfect and maintain such security interest, and the applicable UCC-1 financing statement shall be filed within five (5) business days after execution of this Agreement.

9.ADDITIONAL AGREEMENTS OF THE PARTIES

(A)Consulting Agreement. Purchase and Patrick Tsang shall enter into a consulting agreement (the “Consulting Agreement”) upon the execution hereof for Tsang to provide advice and other services with regard to Purchaser’s existing business for a term of 90 days or until such time that the CEO Agreement referenced in 9(B) becomes effective.

(B)CEO Agreement. Subject to applicable law, completion of background and eligibility review satisfactory to Purchaser, approval by Purchaser’s Board of Directors in the exercise of its fiduciary duties, and execution of a CEO Agreement in form and substance satisfactory to Purchaser, Purchaser shall appoint Patrick Tsang as Chief Executive Officer of Purchaser and as a member of the Board of Directors effective upon Closing.

10.MISCELLANEOUS PROVISIONS.

(A)Expenses.  Each party shall bear all of the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(B)Further Assurances.  From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement, including adding a person designated by Purchaser to any and all bank accounts of Empulser after Closing. This Section shall survive closing.

(C)Governing Law.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida. If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues related to this Agreement or otherwise, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Broward County, Florida. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees at trial and all appellate levels.

(D)Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter.  This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.

(E)Benefits; Binding Effect.  This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective successors. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Purchaser may assign this Agreement to any affiliate of Purchaser without the consent of the other parties.

(F)No Waivers.  The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation.  The waiver by either party to exercise any right or remedy it may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(G)Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

(H)Counterparts; E-Mail.  This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, and via e-mail, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

(I)Due Diligence Investigation. Each party shall promptly furnish to the other party the corporate, financial, legal, technical and operational information reasonably requested to conduct due diligence customary for this kind of transaction. Purchaser’s due diligence examination period shall expire thirty (30) days after the later of the date of this Agreement and the date on which Empulser has substantially completed delivery of the requested information (the “Due Diligence Period”). If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party identifying amy due diligence deficiency prior to the expiration of the Due Diligence Period and the non-terminating Party shall have 10 business days to cure any deficiency identified by the terminating party.

                        (J)        Brokers' or Finder's Fees. Each party is unaware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(K)      Advice of Counsel. The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively.

(L)       Termination. This Agreement may be terminated by written notice at any time prior to Closing: (i) by mutual written consent of Purchaser and Empulser; (ii) by either party during the due diligence phase, pursuant to Section 10(I); (iii) by either Purchaser or Empulser if the Closing has not occurred within ninety (90) days after the date of this Agreement, provided that the terminating party is not then in material breach of this Agreement; (iv) by either Purchaser or Empulser if a condition to such party’s obligation to close has not been satisfied or waived by January 2, 2027, provided that the terminating party is not then in material breach of this Agreement; or (v) by Purchaser if any member of the Empulser Group materially breaches this Agreement and fails to cure such breach within five

(5) business days after written notice, or if a material adverse change occurs with respect to Empulser’s business, assets, operations, financial condition, intellectual property or prospects. Upon termination, this Agreement shall become void and there shall be no further liability except that (a) no termination shall relieve any party from liability for fraud or any willful or intentional breach occurring before termination, (b) Empulser’s obligations under the promissory note and related security documents and any provisions that by their terms survive termination shall remain in effect, and (c) if Purchaser terminates under clause (v), Empulser shall reimburse Purchaser for its reasonable, documented out-of-pocket transaction expenses. The representations and warranties in Sections 2 and 4 shall survive the Closing for twelve (12) months after the Closing Date; provided that the representations concerning organization, authority, capitalization, title to membership interests, taxes, intellectual property and fraud shall survive until expiration of the applicable statute of limitations.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement on the date first written above.

AIBOTICS INC.	EMPULSER ENTERPRISES LLC

By:	By:
Name: BEN KAPLAN	Patrick Tsang, Manager
Title: CEO

EMPULSER MEMBERS
(each signing individually below)

Exhibit A

Designation of Series C Preferred Stock

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK OF

AIBOTICS INC.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of AIBOTICS INC., a Nevada Corporation (the “Company”), and by the Nevada Business Corporation Act, the Board of Directors of the Company (the “Board”) on [  ], 2026 adopted by resolution the following terms, conditions and designations of the Series C Preferred Stock. Such preferred stock shall contain the following terms, powers, preferences, and rights:

2,200,000 (Two Million Two Hundred Thousand) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations.

1.Dividends.

The Corporation shall not declare, pay or set aside any dividends on the Series C Preferred Stock.

2.Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1Liquidation Payment Amount for Holders of Series C Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of preferred stock junior to the Series C Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). The “Series C Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2Deemed Liquidation Events.

2.2.1Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)a merger, consolidation or share exchange in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party

And, in either case, the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.2.2Effecting a Deemed Liquidation Event.

(a)The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.2.1(a)(i) unless the agreement or plan of merger, consolidation or share exchange for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1.

(b)In the event of a Deemed Liquidation Event referred to in Subsection 2.2.1(a)(ii) or 2.2.1(b), if the Corporation does not effect a dissolution of the Corporation under the Business Corporation Act within 120 days after such Deemed Liquidation Event, then the Corporation shall send a written notice to each holder of Series C Preferred Stock no later than the 120th day after the Deemed Liquidation Event advising such holders of the redemption of such shares of Series C Preferred Stock, and, if the Board so determines, the Corporation may use the consideration received by the Corporation for such

Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by Nevada law governing distributions to shareholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount (the “Redemption Price”).  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to shareholders.  Prior to the distribution or redemption provided for in this Subsection 2.2.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

Each holder of Series C Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, or at such other place as may be designated by the Corporation, on or before the Redemption Date, and thereupon, on the Redemption Date, the Corporation shall pay the Redemption Price for such shares in immediately available funds, by wire transfer to an account designated by such holder or by certified or bank check payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  Each stock certificate surrendered for redemption shall be canceled and retired.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock of the Corporation (except the right to receive the Redemption Price on surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  Shares of Series C Preferred Stock that are subject to redemption but that have not been redeemed and the Redemption Price paid due to insufficient legally available funds shall continue to be entitled to the conversion and other rights, preferences, privileges and restrictions of such Series C Preferred Stock until such shares have been redeemed and the Redemption Price has been paid.

2.2.3Notice of Liquidating Event.  Written notice of any Deemed Liquidation Event stating, as applicable, a payment date or Redemption Date, the place where such payment or redemption shall be made, the amount of each payment in liquidation or the Redemption Price and calling on such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing its shares of Series C Preferred Stock, shall be given not less than 10 days before the payment date or Redemption Date stated therein, to each holder of record of Series C Preferred Stock at such holder’s address as shown in the records of the Corporation; provided, that, to the extent permitted hereunder, any holder of Series C Preferred Stock may convert its shares of Series C Preferred Stock to Common Stock during such period at any time before the close of business on the last full day preceding the payment date or Redemption Date stated in such notice.

2.2.4Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The fair market value of such property, rights or securities shall be determined in good faith by the Board.

3.Voting.

3.1General.  Notwithstanding anything to the contrary herein or in the Articles of Incorporation of the Company, except as provided below or otherwise expressly required by applicable law, the holders of Series C Preferred Stock shall not be entitled to vote. At any time when shares of Series C Preferred Stock are required to vote, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, shall be binding on all Series C Preferred Stock holders. The holders of Series C Preferred Stock shall be entitled to vote on any proposed amendment to the Company’s Articles of Incorporation if such amendment would:

3.1.1 Effect an exchange or reclassification of all or part of the Series C Preferred Stock into shares of another class;

3.1.2 Effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class of the Company into shares of Series C Preferred Stock;

3.1.3 Adversely change the rights, preferences, or limitations of all or part of the shares of Series C Preferred Stock;

3.1.4 Change the shares of all or part of the Series C Preferred Stock into a different number of shares of Series C Preferred Stock;

3.1.5 Create a new class of shares having rights or preferences with respect to dissolution that are prior or superior to the shares of Series C Preferred Stock;

3.1.6 Increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to dissolution that are prior or superior to the shares of Series C Preferred Stock;

3.1.7 Limit or deny any existing preemptive right of all or part of the shares of the Series C Preferred Stock; or

3.1.8 Cancel or otherwise affect rights to distributions that have accumulated but not yet been authorized on all or part of the shares of the Series C Preferred Stock.

4.Conversion.

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1Right to Convert.

4.1.1Conversion Ratio.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share) that have a Fair Market Value, in the aggregate, equal to the Series C Conversion Price.  The “Series C Conversion Price” shall initially be equal to the closing price of the of Purchaser’s Common Stock on the principal exchange or market on which such shares are then trading on the day trading day immediately preceding the Closing. The Series C Conversion Price shall be subject to adjustment as provided below.

4.1.2Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

4.1.3Limitation on Conversion.Notwithstanding anything to the contrary contained herein, a holder’s right to exercise that holder’s Conversion Rights shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”), does not exceed 4.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. A holder may not waive or increase the foregoing limitation without providing the Corporation at least 61 days’ prior written notice of such waiver or increase.

4.2Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares issued to the nearest whole number.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3Mechanics of Conversion.

4.3.1Notice of Conversion.  In order for a holder of Series C Preferred Stock to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2Reservation of Shares.  The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.  Before taking any action that would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series C Conversion Price.

4.3.3Effect of Conversion.  All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

4.3.4No Further Adjustment.  Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on behalf of the Corporation upon conversion of shares of Series C Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4Adjustments to Series C Conversion Price.

4.4.1Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable on the conversion of Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than as provided for in Subsection 4.4.3), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

4.4.2Sales, Reorganizations, Mergers or Consolidations.  In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the

Corporation (other than a consolidation, merger or sale treated as a Deemed Liquidating Event pursuant to Section 2 above), each share of Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series C Preferred Stock would have been entitled on such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of Section 4 herein with respect to the rights and interest thereafter of the holders of Series C Preferred Stock, to the end that the provisions set forth in Section 4 herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of Series C Preferred Stock.

4.4.3Certificate of Adjustment.  On the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and prepare and furnish to each holder of Series C Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based.  The Corporation shall, on the written notice at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Series C Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received on the conversion of such holder’s shares.

5.Ranking. The Series C Preferred Stock shall rank, with respect to rights upon the liquidation, dissolution, or winding up of the Company and with respect to any other rights, preferences, and privileges expressly set forth herein, pari passu with each class or series of preferred stock of the Company outstanding as of the date of the filing of this Certificate of Designation, unless the terms of such class or series expressly provide otherwise. The Series C Preferred Stock shall rank senior to each class or series of preferred stock of the Company hereafter authorized, designated, or issued after the date of the filing of this Certificate of Designation, unless the holders of at least a majority of the then outstanding shares of Series C Preferred Stock shall have consented in writing or by vote at a meeting, voting separately as a class, to a different ranking. The Company shall not, without such consent, authorize, designate, or issue any class or series of preferred stock ranking senior to, or pari passu with, the Series C Preferred Stock with respect to rights upon liquidation, dissolution, or winding up of the Company.

6.Preemptive Rights.  Holders of Series C Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the Corporation.

7.Waiver.  Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series C Preferred Stock then outstanding; provided, however, that no such waiver shall be effective to waive or modify the provisions of Section 4.1.3 without the prior written consent of the Corporation.

8.Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series C Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of the Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer as of the date below

Date:

AIBOTICS INC.

By:

Ben Kaplan

CEO and Director

Schedule A

Ownership schedule to be provided prior to closing

Schedule 3

MILESTONES

	Category	Percentage Of Acquisition Consideration Earned
	Closing	10%
	IP / Patents
1	First agreed core product/system patent application filed	9%
2	Second agreed core product/system patent application filed	9%
3	First agreed wireless power-transfer patent application filed	9%
4	Agreed core product/system patent allowed/issued	9%
5	Agreed wireless power-transfer patent allowed/issued	9%

	Product
6	MVP completed and demonstrated	9%
7	Successful controlled flight — 2 minutes	9%
8	Successful flight with power-transfer system operational	9%
9	Empulser system accepted into a formal test/evaluation/pilot program	9%
10	US$500,000 cumulative revenue	9%